Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
REACH MESSAGING HOLDINGS, INC.

The undersigned, David R. Wells, hereby certifies that:

1.
He is the Chief Financial Officer and Secretary of Reach Messaging Holdings, Inc., a Delaware corporation (the “Corporation”), and is duly authorized by the unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2.
This Certificate of Amendment to the Corporation’s Certificate of Incorporation was duly approved by the Corporation’s Board of Directors, in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the holders of a majority of the voting stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.	The Article FOURTH of the Certificate of Incorporation is hereby amended to read in full as follows:

“The total number of shares of stock that this Corporation is authorized to issue is 2,010,000,000 of which 2,000,000,000 shall be common stock, par value $.001 per share, and 10,000,000 shall be preferred stock, par value $.001 per share.

On August 24, 2010 (the “Split Effective Date”), each share of common stock, par value $.001 per share, of the Corporation’s authorized shares and issued and outstanding shares as of August 23, 2010 (the “Record Date”) was split into five (5) shares of common stock (“Split Shares”).  The Corporation will cause to be delivered, on or before August 31, 2010 (the “Pay Date”) to each holder of a certificate or certificates representing shares of the Corporation’s common stock on the Record Date an additional stock certificate, which, together with the certificate or certificates held on the Record Date, equals the Split Shares for such holder without any action on the part of such holder.  No fractional shares will be issued as part of the issuance of the Split Shares by the Pay Date, and, instead, fractional shares will be rounded up to the nearest whole number.”

4.	This Certificate of Amendment is effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Corporation’s Certificate of Incorporation to be executed this 6th day of August 2010.

REACH MESSAGING HOLDINGS, INC.

/s/ David R. Wells
_____________________________________
By: David R. Wells
Its: Chief Financial Officer and Secretary